Exhibit 99.1
A. H. Belo Corporation
FOR IMMEDIATE RELEASE
Wednesday, November 3, 2010
7:00 A.M. CDT
Newspaper Publisher A. H. Belo Corporation Reports
Third Quarter 2010 Net Income of $4.6 Million
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) today reported net income of $4.6 million, or $0.20 per diluted share, for the third quarter of 2010 compared to a net loss of $5.8 million, or $0.28 per diluted share, in the third quarter of 2009. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $14.2 million, an increase of $20.0 million compared to the third quarter of 2009. Third quarter 2010 EBITDA includes pension expense of $1.6 million; a $1.1 million bonus accrual; a $1.4 million gain on two real estate transactions in Dallas; a $1.2 million reversal of an accrual for workers’ compensation insurance; and $1.1 million of insurance proceeds. When pension expense is added to EBITDA (“Adjusted EBITDA”) in both periods, the resulting Adjusted EBITDA in the third quarter of 2010 was $15.8 million, an increase of $21.6 million compared to the third quarter of 2009.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The Board and Management Committee are very pleased with the progress reflected in A. H. Belo’s third quarter performance. Our corporate and operating unit teams have worked intensely for the past two years to reach this relative stability in an industry environment that continues to change at a rapid pace. Third quarter total revenue decreased 6.1 percent compared to 2009 and was only 100 basis points below the Company’s 2010 Financial Plan for the third quarter. Expense containment and cost reductions remain top priorities across the entire organization.
     “As of September 30, the Company had approximately $81.3 million of cash and cash equivalents, no borrowings outstanding under its bank credit facility, and remained in compliance with bank covenants. The addition of $21.3 million of cash and cash equivalents during the third quarter further strengthens the Company’s ability to maintain
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Third Quarter 2010 Net Income of $4.6 Million
November 3, 2010
Page Two
and enhance the quality of its local content and make decisions in the long-term interests of the Company, its shareholders and its employees.”
Operating Results
     Total revenue was $119.1 million in the third quarter, a decrease of 6.1 percent compared to the third quarter of 2009. Total advertising revenue, including print and digital revenue, decreased 11.2 percent. Circulation revenue decreased 0.9 percent. Other revenue increased 25.5 percent.
     Total consolidated operating expense in the third quarter was $115.5 million, a decrease of 19.6 percent compared to 2009. Excluding the effect of pension expense in both periods, operating expense in the third quarter was $113.9 million, a 20.7 percent decrease compared to 2009. The Company’s newsprint expense in the third quarter was $10.1 million, an increase of 10.5 percent compared to 2009 as newsprint consumption increased 2.5 percent and newsprint cost per metric ton increased 7.7 percent. The average purchase price per metric ton for newsprint increased 35.4 percent in the third quarter of 2010 compared to 2009.
Corporate and Non-Operating Expenses
     In the third quarter, corporate and non-operating expenses, net of costs allocated to operating units, were $7.1 million, an increase of 4.6 percent compared to the third quarter of 2009. Lower salary, wage and benefit expenses were offset primarily by a $1.3 million increase in depreciation related to the intra-company transfer of a technology asset.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Third Quarter 2010 Net Income of $4.6 Million
November 3, 2010
Page Three
Non-GAAP Financial Measures
     Reconciliations of net income to EBITDA and Adjusted EBITDA are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 2:30 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-288-8976 (USA) or 651-291-0618 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 4:30 p.m. CDT on November 3 until 11:59 p.m. CST on November 10, 2010. The access code for the replay is 174879.
About A. H. Belo Corporation
      A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Third Quarter 2010 Net Income of $4.6 Million
November 3, 2010
Page Four
A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.

P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2010	2009	2010	2009
Net operating revenues
Advertising	$74,388	$83,816	$223,578	$260,638
Circulation	34,927	35,228	105,970	100,208
Other	9,817	7,823	26,914	22,019

Total net operating revenues	119,132	126,867	356,462	382,865

Operating Costs and Expenses
Salaries, wages and employee benefits	49,322	51,668	162,394	166,283
Other production, distribution and operating costs	43,280	48,920	136,341	155,652
Newsprint, ink and other supplies	13,280	12,302	36,994	48,345
Asset impairment	857	20,000	862	102,689
Depreciation	7,496	9,257	25,101	29,456
Amortization	1,310	1,625	3,930	4,874

Total operating costs and expenses	115,545	143,772	365,622	507,299

Loss from operations	3,587	(16,905)	(9,160)	(124,434)

Other income and expense
Interest expense	(199)	(211)	(605)	(802)
Other income, net	1,805	240	7,798	362

Total other income (expense)	1,606	29	7,193	(440)

Earnings
Income (loss) before income taxes	5,193	(16,876)	(1,967)	(124,874)
Income tax expense (benefit)	621	(11,110)	2,760	(11,331)

Net income (loss)	$4,572	$(5,766)	$(4,727)	$(113,543)

Net income (loss) per share
Basic	$0.21	$(0.28)	$(0.23)	$(5.53)
Diluted	$0.20	$(0.28)	$(0.23)	$(5.53)

Average shares outstanding
Basic	22,127	20,538	20,935	20,529
Diluted	22,391	20,538	20,935	20,529

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$81,304	$24,503
Accounts receivable, net	46,245	62,977
Other current assets	24,899	34,464

Total current assets	152,448	121,944

Property, plant and equipment, net	180,664	203,329
Intangible assets, net	48,080	52,009
Other assets	26,376	27,145

Total assets	$407,568	$404,427

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$18,734	$19,191
Accrued expenses	38,229	29,788
Advance subscription payments	23,814	26,713

Total current liabilities	80,777	75,692

Deferred income taxes	1,125	223
Other liabilities	6,805	6,915
Total shareholders’ equity	318,861	321,597

Total liabilities and shareholders’ equity	$407,568	$404,427

A. H. Belo Corporation
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2010	2009	2010	2009
AS REPORTED
Net Income/(Loss)	$4,572	$(5,766)	$(4,727)	$(113,543)
Addback/(Subtract):
Depreciation and amortization	8,806	10,882	29,031	34,330
Interest expense	199	211	605	802
Income tax expense (benefit)	621	(11,110)	2,760	(11,331)

EBITDA (1)	14,198	(5,783)	27,669	(89,742)

Addback/(Subtract):
Pension expense	1,578	7	12,407	7

Adjusted EBITDA (1)	$15,776	$(5,776)	$40,076	$(89,735)

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense recorded to EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.